Exhibit 23.1

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 21, 1997 which was included in the 1996 annual report to shareholders, filed as Exhibit 13.2 to Goran Capital Inc.'s Annual Report on Form 10-K for the year ended December 31, 1996. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which are also included in such Annual Report on Form 10-K, and to the reference to our firm under the caption "Experts" in the Reoffer Prospectus accompanying this Registration Statement.


/s/ Schwartz Levitsky Feldman
Schwartz Levitsky Feldman
Chartered Accountants
Toronto, Ontario, Canada
January 20, 1998

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